EXHIBIT 11
                                 GRIST MILL CO.

                 EXHIBIT 11--COMPUTATION OF EARNINGS PER SHARE

                (Unaudited, in thousands except per share data)

                                 Three Months Ended  Nine Months Ended
                                     February 28,       February 28,
                                    1995      1994     1995     1994
Primary earnings per share:

 Net earnings applicable
     to common stock                $1,314   $  170   $3,207   $  850

Average number of common
     and common equivalent
     shares outstanding:
Average common shares
     outstanding                     6,714    7,242    6,625    7,241
Dilutive effect of stock
     options                           131      102      220      141
                                     6,845    7,344    6,845    7,382

Primary earnings per share          $  .19   $  .02   $  .47   $  .11

Fully diluted earnings per share:

Earnings for fully diluted
     computation                    $1,314   $  170   $3,207   $  850

Average number of common
     and common equivalent
     shares outstanding:
Average common shares
     outstanding                     6,714    7,242    6,625    7,241
Dilutive effect of stock
     options                           189      102      262      141
                                     6,903    7,344    6,887    7,382

Fully diluted earnings
     per share:                     $  .19   $  .02   $  .47   $  .11